As filed with the Securities and Exchange Commission on October 22, 2018

Registration No. 333-227011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERI Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7371	95-4484725
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	5000 Research Court, Suite 750 Suwanee, Georgia 30024 (770) 935-4152
(Address, Including Zip Code, and Telephone
Number, Including Area Code, of Registrant’s
Principal Executive Offices)

Brent Kelton Chief Executive Officer 5000 Research Court, Suite 750 Suwanee, Georgia 30024
(770) 935-4152
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam W. Finerman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
(212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $0.01 per share	41,115,518	$1.53	$62,906,742.54	$7,831.89(3)
TOTAL			$62,906,742.54	$7,831.89(3)

(1)
Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)
With respect to the shares of common stock offered by the selling stockholders named herein, estimated at $1.53 per share, which is the average of the high and low prices as reported on the Nasdaq Capital Market on August 20, 2018, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	The Registrant previously paid the registration fee in connection with this Form S-1 Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. No securities may be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 22, 2018

Preliminary Prospectus

AMERI Holdings, Inc.

41,115,518 Shares of Common Stock

This prospectus covers the sale or other disposition from time to time of up to 41,115,518 shares of our common stock, $0.01 par value per share, by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors. The shares offered for resale by this prospectus consist of:

•
up to 22,758,621 shares of common stock, of which (a) 3,250,000 shares were issued to the selling stockholders in the Private Placement (as defined below) and (b) up to 19,508,621 additional shares may be issued to the selling stockholders pursuant to the terms of the Private Placement (which includes 2,250,417 shares of common stock issuable upon the exercise of pre-funded warrants for shares that could not be issued at the closing of the Private Placement due to share issuance limitations);

•
up to 18,206,897 shares of common stock issuable upon exercise of warrants to purchase common stock that were issued to the selling stockholders in the Private Placement, of which (a) 4,400,334 shares are issuable upon the exercise of warrants issued in the Private Placement and (b) up to 13,806,563 additional shares may be issuable upon the exercise of such warrants pursuant to the terms of the Private Placement; and

•
150,000 shares of common stock issuable upon exercise of warrants to purchase common stock that were issued to the placement agent (which is also a selling stockholder hereunder) as compensation for its services in connection with the Private Placement.

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We are not offering any shares of our common stock for sale under this prospectus. We will not receive any of the proceeds from the sale or other disposition of the shares of our common stock by the selling stockholders. We will, however, receive a maximum of $7,238,000 from the selling stockholders if all of the warrants issued in connection with the Private Placement are exercised on a cash basis.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AMRH”. On August 20, 2018, the last reported sale price of our common stock was $1.53 per share.

An investment in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 11 of this prospectus before you make your decision to invest in our shares of common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is [●], 2018

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Unless the context requires otherwise, the terms “Ameri”, the “Company”, “we”, “us” and “our” in this prospectus refer to Ameri Holdings, Inc. and its subsidiaries.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. From time to time, we may file one or more prospectus supplements to add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplements, together with additional information described below under the caption “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, as well as our historical financial statements and the notes thereto which are incorporated by reference in this prospectus.

Our Company

We specialize in delivering SAP cloud, digital and enterprise services to clients worldwide.  SAP is a leader in providing enterprise resource planning (“ERP”) software and technologies to enterprise customers worldwide. We deliver a wide range of solutions and services across multiple domains and industries. Our services center around SAP and include technology consulting, business intelligence, cloud services, application development/integration and maintenance, implementation services, infrastructure services, and independent validation services, all of which can be delivered as a set of managed services or on an on-demand service basis, or a combination of both.

Our SAP focus allows us to provide technological solutions to a broad and growing base of clients. We are headquartered in Suwanee, Georgia, and have offices across the United States, which are supported by offices in India and Canada. Our model inverts the conventional global delivery model wherein offshore information technology (“IT”) service providers are based abroad and maintain a minimal presence in the United States. With a strong SAP focus, our client partnerships anchor around SAP cloud and digital services. In 2017, we signed a strategic partnership agreement with NEC America to offer SAP S/4 HANA (a next generation enterprise system) migration services. This partnership will allow us to offer our clients a broader spectrum of services. We pursue an acquisition strategy that seeks to disrupt the established business model of offshore IT service providers.

Our primary business objective is to provide our clients with a competitive advantage by enhancing their business capabilities and technologies with our expanding consulting services portfolio, which is aided by our business acquisitions. Our strategic acquisitions allow us to bring global service delivery, SAP S/4 HANA, SAP Business Intelligence, SAP Success Factors, SAP Hybris and high-end SAP consulting capabilities to a broader geographic market and customer base. We continue to leverage our growing geographical footprint and technical expertise to simultaneously expand our service and product offering. With each acquisition, our goal is to identify business synergies that will allow us to bring new services and products from one subsidiary to customers at our other subsidiaries. While we generate revenues from the consulting businesses of each of our acquired subsidiaries, we believe that additional revenues will be generated through new business relationships and services developed through our business combinations.

Our Growth Strategy

Our growth strategy is based on customer-driven business expansion and strategic acquisitions of SAP services companies. We introduce specific key account management strategies to grow organically by cross selling and upselling different services across business units. It is our goal to be a leader in the SAP cloud, digital and enterprise services market. We use strategic acquisitions, alliances and partnerships to achieve this goal.

We have complementary near-term and longer-term strategies. In the short-term, we continue to focus on high-end consulting and solutions in the SAP ecosystem. Our medium-term focus will be to make an entry into cloud engagements and SAP HANA. Signing up with NEC America as a strategic partner for the SAP HANA migration will be critical to achieving this objective. Additionally, we plan to gain market share in high-growth areas within the SAP ecosystem such as Hybris, SuccessFactors and BI/BW/SAP S/4 HANA. In the long-term, we plan to identify and acquire firms in the areas of Artificial Intelligence (AI) and robotics to bolster our AIR (AI + Internet of things + robotics) practice. We believe that during each phase of our growth strategy business and market conditions will require our plans to evolve or change, and we plan to be agile in addressing both opportunities and exigencies.

The integration of each of our acquisitions into our business enterprise requires establishing our company’s standard operating procedures at each acquired entity, seamlessly transitioning each acquired entity’s branding to the “Ameri100” brand and assessing any necessity to transition account management. The integration process also requires us to evaluate any product-line expansions made possible by the acquired entity and how to bring new product lines to the broader customer base of the entire Company. With the integration of each acquisition, we face challenges of maintaining cross-company visibility and cooperation, creating a cohesive corporate culture, handling unexpected customer reactions and changes and aligning the interests of the acquired entity’s leadership with the interests of the Company. To date, these challenges have been manageable, and we are becoming more adept at managing integration issues with each new acquisition.

Background

We were incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which was a shell company immediately prior to our completion of a “reverse merger” transaction on May 26, 2015, in which we caused Ameri100 Acquisition, Inc., a Delaware corporation and our newly created, wholly owned subsidiary, to be merged with and into Ameri and Partners Inc. (“Ameri and Partners”), a Delaware corporation (the “Merger”). As a result of the Merger, Ameri and Partners became our wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of our common stock. The Merger was consummated under Delaware law, pursuant to an Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015 (the “Merger Agreement”), and in connection with the Merger we changed our name to AMERI Holdings, Inc. and do business under the brand name “Ameri100”.

Ameri Holdings, Inc., along with its eleven subsidiaries, Ameri and Partners, Ameri Consulting Service Private Ltd., Ameri100 Georgia Inc. (“Ameri Georgia”), Bellsoft India Solutions Private Ltd., Ameri100 Canada Inc. (formerly BSI Global IT Solutions Inc.), Linear Logics, Corp., Ameri100 Virtuoso Inc. (“Virtuoso”), Ameri100 Arizona LLC (“Ameri Arizona”), Bigtech Software Private Limited (“Bigtech”), Ameri100 California Inc. (“Ameri California) and Ameritas Technologies India Private Limited, provides SAP cloud, digital and enterprise services to clients worldwide.

Organizational Chart

Additional Information

Our principal executive offices are located at 5000 Research Court, Suite 750, Suwanee, Georgia 30024, and our telephone number is (770) 935-4152.  Our website is www.ameri100.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Private Placement

Securities Purchase Agreements

On July 25, 2018, we entered into a securities purchase agreement (the “Initial Securities Purchase Agreement”) with certain institutional and accredited investors (“Initial Purchasers”) for the sale of 5,000,000 shares of our common stock (“Initial Shares”) and warrants to purchase a total of 4,000,001 shares (“Initial Warrant Shares”) of our common stock (“Initial Purchaser Warrants”) for total consideration of approximately $6,000,000 (“Initial Investment”). On July 30, 2018, we issued an aggregate of 3,250,000 of the Initial Shares to the Initial Purchasers, with the remaining Initial Shares to be issued pursuant to pre-funded Warrants, subject to adjustment.  The $6,000,000 purchase price paid by the Initial Purchasers on July 30, 2018 represents the entire purchase price that will be paid by the Initial Purchasers for the Initial Shares and the Initial Purchaser Warrants (excluding the exercise price to be paid upon the exercise of Initial Purchaser Warrants), even if additional Shares (through the adjustment of a pre-funded warrant) are issued and additional Warrant Shares become issuable upon the occurrence of certain events described below.

On August 21, 2018, we entered into a second securities purchase agreement (the “Second Securities Purchase Agreement”, and together with the Initial Securities Purchase Agreement, the “Purchase Agreements”) with an accredited investor (the “Additional Purchaser”, and with the Initial Purchaser, the “Purchasers”) for the sale of 500,417 shares of our common stock, via a pre-funded warrant due to share issuance limitations (the “Additional Shares”, and with the Initial Shares, the “Common Stock”), and warrants to purchase a total approximately 400,333 shares (the “Additional Warrant Shares”, and with the Initial Warrant Shares, the “Warrant Shares”) of our common stock (the “Additional Purchaser Warrants”, and with the Initial Purchaser Warrants, the “Purchaser Warrants”) for gross proceeds of approximately $600,000 (the “Additional Investment”). The Additional Investment was made in connection with, and substantially on the same terms and using the same forms as, the private placement of the Initial Shares and Initial Purchaser Warrants (such private placement and the Additional Investment, the “Private Placement”).  The $600,000 purchase price paid by the Additional Purchaser on August 21, 2018 represents the entire purchase price that will be paid by the Additional Purchaser for the Additional Shares and the Additional Purchaser Warrants (excluding the exercise price to be paid upon the exercise of Additional Purchaser Warrants), even if additional Shares (through the adjustment of a pre-funded warrant, all pre-funded warrants with the Purchaser Warrants, the “Warrants”) are issued and additional Warrant Shares become issuable upon the occurrence of certain events described below.

The initial price per share equaled $1.20 and the initial per share exercise price of the Purchaser Warrants equaled $1.60.  The per share purchase price and the exercise price are subject to adjustment as described below.  The Initial Purchaser Warrants are immediately exercisable, subject to ownership limitations described below, and expire five years after the date of issuance.  The Initial Purchaser Warrants are exercisable on a cashless basis six months after the issuance date if there is no effective registration statement registering the resale of the shares underlying the Initial Purchaser Warrants. The Additional Purchaser was not issued any Shares at the closing of the Additional Investment, due to Nasdaq stock issuance limitations, but the Additional Shares will be issued upon the exercise of a pre-funded warrant for no additional consideration to the Company, subject to stockholder approval. The Additional Purchaser Warrants and the Additional Purchaser’s pre-funded warrant are exercisable following the later of stockholder approval of the Private Placement or the effectiveness of a resale registration statement, subject to ownership limitations described below, and expire five years after the date of issuance. The Warrants contain provisions for the adjustment of the number of shares issuable upon the exercise of the warrant and of the exercise price in the event of stock dividends, splits, mergers, asset sales, tender or exchange offers, reclassifications, reorganizations or recapitalizations, combinations, or the like.

The per share purchase price (through the pre-funded Warrants) and Warrant exercise price will automatically be adjusted lower (the “Price Adjustment”), if applicable, to 80% (with respect to the purchase price of the shares) and 110% (with respect to the exercise price of the Warrants) of the lowest of the average daily prices on the 6 trading days after the date that (i) a registration statement covering the resale of the securities being issued in the transaction is declared effective by the Securities and Exchange Commission (the “SEC”) and (ii) our stockholders approve the Private Placement transaction. If all the shares issuable pursuant to the Purchase Agreements are not included in the registration statement, another similar adjustment to the per share purchase price and Warrant exercise price will occur on the date that such shares may be sold pursuant to Rule 144 under the Securities Act. Following any adjustment to the Warrant exercise price, the number of shares that may be issued pursuant to a Warrant will be proportionately increased. In no event will the purchase price or the Warrant exercise price be less than $0.29 per share. In addition, the Warrants have transaction-specific anti-dilution provisions.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised.

A special meeting of stockholders is scheduled to be held on September 27, 2018 for stockholder approval of the Private Placement. In the event our stockholders do not approve the Private Placement at such meeting, we are required to seek stockholder approval again by November 15, 2018 and then every four months until the transaction is approved or until the Warrants have terminated.

Placement Agent

A.G.P. / Alliance Global Partners (“AGP”) acted as exclusive placement agent for the issuance and sale of the securities in the Private Placement. We agreed to pay AGP an aggregate fee equal to 7% of the gross proceeds received by us from the sale of the securities in the transaction, plus expenses. We also agreed to grant to AGP or its designees warrants to purchase up to 150,000 shares of our common stock (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable on or after the later of (a) the effective date of the Resale Registration Statement (defined below) and (b) the date that stockholder approval is obtained and deemed effective. The Placement Agent Warrants terminate on July 27, 2022. The Placement Agent Warrants have an exercise price of $1.32 per share. The terms of the Placement Agent Warrants are otherwise substantially similar to the terms of the Private Placement Warrants, except the Placement Agent Warrants have customary anti-dilution provisions and do not have the Price Adjustment mechanism.

The maximum number of shares issuable pursuant to the Private Placement transaction documents was calculated using the “floor price” per share of $0.29 with respect to (i) the total number of shares that were issuable at closing under the Purchase Agreements, not including the pre-funded Warrants and before any adjustments but accounting for the Nasdaq 20% of outstanding shares issuance limitation, (ii) the pre-funded Warrants which may give effect to the Price Adjustment, and (iii) the total number of Warrant Shares issuable upon exercise of the Purchaser Warrants (taking into consideration the effect of the Price Adjustment) and the Placement Agent Warrants (which do not get adjusted for any change in the Company’s stock price). Accordingly, (A) the number of shares of common stock issuable under the Purchase Agreements would have been 22,758,621 ($6,600,000 (the total Private Placement consideration) divided by $0.29 (the floor price)), but due to the Nasdaq 20% limitation only 3,250,000 shares were issued at closing, so (B) the remaining 19,508,621 shares that were paid for at closing (22,758,621 – 3,250,000, assuming the floor price) were accounted for by pre-funded Warrants, (C) the maximum number of shares of common stock issuable under the Warrants and the Placement Agent Warrants is equal to the sum of (i) the warrant coverage of 80% of the shares purchased (80% x 22,758,621 = 18,206,897) and (ii) 150,000 shares of stock that are issuable under the warrant given to the placement agent as part of its consideration for its services, resulting in an aggregate of 18,356,897, and thus (D) the aggregate maximum number of shares issuable pursuant to the Private Placement at the floor price is 22,758,621 + 18,356,897 = 41,115,518.

We received aggregate gross proceeds of approximately $6,600,000 for the purchase of the Common Stock and the Warrants. The Company will not receive any additional consideration in the event the number of Common Stock shares and shares of common stock underlying the Warrants are adjusted. We will, however, receive a maximum of an additional $7,238,000 from the selling stockholders if all of the warrants issued in connection with the Private Placement are exercised on a cash basis.

Registration Rights Agreement

In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, effective as of the closing of the Private Placement. Pursuant to the Registration Rights Agreement, we agreed to prepare and file the registration statement of which this prospectus forms a part (the “Resale Registration Statement”) with the SEC by August 24, 2018 for purposes of registering the resale of the shares of Common Stock and the shares of common stock issuable upon exercise of the Warrants. We also agreed to use our reasonable best efforts to cause this registration statement to be declared effective by the SEC by September 23, 2018 (October 23, 2018 in the event the registration statement is reviewed by the SEC). If we fail to meet the specified filing deadlines or keep the Resale Registration Statement effective, subject to certain permitted exceptions, we will be required to pay liquidated damages to the Purchasers. We also agreed, among other things, to indemnify the selling holders under the Resale Registration Statement from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

Voting Agreement

For the benefit of the Purchasers, certain officers, directors and stockholders of the Company, owning approximately 40% of the outstanding number of shares of our common stock, entered into voting agreements, pursuant to which such stockholders will agree to vote all shares of our common stock owned by them in favor of the Private Placement.

Risks Relating to Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include the following:

•              We have incurred significant losses since our Reverse Merger, including an accumulated deficit of approximately $18.5 million as of June 30, 2018, and we may incur significant losses in the future. We will require substantial additional financing to achieve our goals.

•              We face significant competition and rapid technological change and the possibility that our competitors may adopt technologies or develop services that are more effective than ours, which may adversely affect our financial condition.

•              We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

•              The concentration of our common stock ownership by certain of our stockholders may limit your ability to influence our corporate matters.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●
are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●
are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●
are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. Please see “Risk Factors,” page 27 (“We are an ‘emerging growth company’. . . .”).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to 37,391,379 shares of our common stock. All of the common stock to be registered for resale hereunder was purchased by the selling stockholders in the Private Placement or will potentially be issued to the selling stockholders upon exercise of warrants purchased by the selling stockholders in the Private Placement and/or as a result of adjustments pursuant to the terms of the Private Placement. We are not offering any shares for sale under the registration statement of which this prospectus is a part.

Common stock outstanding immediately prior to the Private Placement:	19,063,447 shares

Common stock being offered by the selling stockholders hereunder:
Up to 41,115,518 shares, consisting of:

•     up to 22,758,621 shares of common stock, of which (a) 3,250,000 shares were issued to the selling stockholders in the Private Placement (as defined below) and (b) up to 19,508,621 additional shares may be issued to the selling stockholders pursuant to the terms of the Private Placement (which includes 2,250,417 shares of common stock issuable upon the exercise of pre-funded warrants for shares that could not be issued at the closing of the Private Placement due to share issuance limitations) (the “Additional Shares”);

•      up to 18,206,897 shares of common stock issuable upon exercise of warrants to purchase common stock that were issued to the selling stockholders in the Private Placement, of which (a) 4,400,334 shares are issuable upon the exercise of warrants issued in the Private Placement and (b) up to 13,806,563 additional shares may be issuable upon the exercise of such warrants pursuant to the terms of the Private Placement (the “Additional Warrant Shares”); and

•     150,000 shares of common stock issuable upon exercise of warrants to purchase common stock that were issued to the placement agent (which is also a selling stockholder hereunder) as compensation for its services in connection with the Private Placement.

Pursuant to the terms of the Private Placement, the per share purchase price (through the pre-funded warrants) and Warrant exercise price will automatically be adjusted lower, if applicable, to 80% (with respect to the purchase price of the shares) and 110% (with respect to the exercise price of the Warrants) of the lowest of the average daily prices on the 6 trading days after the date that (i) a registration statement covering the resale of the securities being issued in the transaction is declared effective by the SEC and (ii) our stockholders approve the Private Placement transaction. If all the shares issuable pursuant to the Purchase Agreements are not included in the registration statement, another similar adjustment to the per share purchase price and Warrant exercise price will occur on the date that such shares may be sold pursuant to Rule 144 under the Securities Act. Following any adjustment to the Warrant exercise price, the number of shares that may be issued pursuant to a Warrant will be proportionately increased. In no event will the purchase price or the Warrant exercise price be less than $0.29 per share.

The Placement Agent Warrants are exercisable on or after the later of (a) the effective date of the Resale Registration Statement and (b) the date that stockholder approval is obtained and deemed effective. The Placement Agent Warrants terminate on July 27, 2022. The Placement Agent Warrants have an exercise price of $1.32 per share. The terms of the Placement Agent Warrants are otherwise substantially similar to the terms of the Private Placement Warrants, except the Placement Agent Warrants have customary anti-dilution provisions and do not have the Price Adjustment mechanism.

Common stock to be outstanding immediately after this offering:
29,113,447 shares (assumes all Warrants are exercised on a cash basis and no Additional Shares or Additional Warrant Shares are issued).

60,178,965 shares (assumes all Warrants are exercised on a cash basis and all Additional Shares and Additional Warrant Shares are issued).

Use of proceeds:
We will not receive any proceeds from the sale of our common stock offered by the selling stockholders under this prospectus. We will, however, receive a maximum of $7,238,000 from the selling stockholders if all of the warrants issued in connection with the Private Placement are exercised on a cash basis.

Risk Factors:	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

NASDAQ symbol:	AMRH

The number of shares of our common stock outstanding immediately before the Private Placement and immediately after this offering excludes:

•	2,194,652 shares of common stock reserved for issuance under our 2015 Equity Incentive Plan;

•
7,471,940 shares of common stock underlying other outstanding warrants and warrants we plan to issue, in each case to purchase shares of our common stock, but which were not issued in connection with the Private Placement;

•	741,567 shares of common stock underlying options to purchase shares of our common stock;

•	446,716 shares of common stock underlying outstanding convertible promissory notes; and

•	$605,000 worth of common stock to be issued in January 2019 in respect of the 2018 earn-out for our Ameri California acquisition; and

Except for the financial statements and the notes thereto, and historical financial information and unless otherwise indicated, all information in this prospectus reflects or assumes no exercise of outstanding options or warrants after August 20, 2018.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 38.

Risk Factors

Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 11.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment.

Risks Relating to Our Business and Industry

We recorded a net loss for the six months ended June 30, 2018 and the twelve months ended December 31, 2017 and there can be no assurance that our future operations will result in net income.

For the twelve months ended December 31, 2017, we had net revenue of $48,593,712 and comprehensive loss of $11,119,663. For the six months ended June 30, 2018 and the six months ended June 30, 2017, we generated revenues of $22,138,850 and $24,609,186, respectively, and incurred comprehensive net losses of $3,496,046 and $5,003,010, respectively. At June 30, 2018, we had stockholders’ equity of $18,303,262.  There can be no assurance that our future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer. The fee we charge for our solutions and services may decrease, which would reduce our revenues and harm our business. If we are unable to sell our solutions at acceptable prices relative to our costs, or if we fail to develop and introduce new solutions on a timely basis and services from which we can derive additional revenues, our financial results will suffer.

We and our subsidiaries have limited operating histories and therefore we cannot ensure the long-term successful operation of our business or the execution of our business plan.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the technology consulting markets in which we operate. We must meet many challenges including:

•	establishing and maintaining broad market acceptance of our solutions and services and converting that acceptance into direct and indirect sources of revenue;

•	establishing and maintaining adoption of our technology solutions in a wide variety of industries and on multiple enterprise architectures;

•	timely and successfully developing new solutions and services and increasing the functionality and features of existing solutions and services;

•	developing solutions and services that result in high degree of enterprise client satisfaction and high levels of end-customer usage;

•	successfully responding to competition, including competition from emerging technologies and solutions;

•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our solutions and services; and

•	identifying, attracting and retaining talented personnel at reasonable market compensation rates in the markets in which we employ.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

We face working capital constraints and may not have sufficient working capital in the long term and there is no assurance that we will be able to obtain additional financing, which could negatively impact our business.

We have incurred significant and recurring operational losses as a result of our ongoing acquisition strategy. As of August 20, 2018, we had outstanding cash payment obligations related to our past acquisitions of approximately $2.6 million.  If our current cash position does not improve significantly, we will not have sufficient cash on hand to meet these obligations.  Due to our working capital constraints, we are not current in all payments to all our unsecured noteholders. We are working with certain of our unsecured noteholders to negotiate payment terms until we are able to raise more capital.

Operational streamlining that was completed in the second quarter of 2018 is anticipated to provide cash savings of approximately $2.5 million per year. We believe additional cost-cutting efforts will further reduce cash used in operations.  In addition, we believe that we can obtain additional external financing to meet future cash requirements. We raised $1.25 million in March 2017 through the sale of convertible notes, over $6.7 million in gross proceeds through our public offering of common stock and warrants in November 2017 and $6 million in gross proceeds through our Private Placement in July 2018.

There can be no assurance that we will be able to secure additional sources of capital or that cost savings will provide sufficient working capital.  If we continue to be unable to pay all outstanding payments under our unsecured notes, the unpaid noteholders may take legal action against us, they may accelerate the payment of the principal under the applicable notes, and our senior secured lender may call a cross-default under our existing credit facility, which could result in the acceleration of the obligations thereunder and have a negative impact on our revenue and financial results.  Should we be unable to raise sufficient debt or equity capital, we could be forced to cease operations. Our plan regarding these matters is to work to raise additional debt and/or equity financing to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due. There can be no assurances that financing will be available or if available, that such financing will be available under favorable terms.

The economic environment, pricing pressures, and decreased employee utilization rates could negatively impact our revenues and operating results.

Spending on technology products and services is subject to fluctuations depending on many factors, including the economic environment in the markets in which our clients operate.

Reduced ERP spending in response to a challenging economic environment leads to increased pricing pressure from our clients, which may adversely impact our revenue, gross profits, operating margins and results of operations.

In addition to the business challenges and margin pressure resulting from economic slowdown in the markets in which our clients operate and the response of our clients to such slowdown, there is also a growing trend among consumers of ERP services towards consolidation of technology service providers in order to improve efficiency and reduce costs. Our success in the competitive bidding process for new projects or in retaining existing projects is dependent on our ability to fulfil client expectations relating to staffing, delivery of services and more stringent service levels. If we fail to meet a client’s expectations in such projects, this would likely adversely impact our business, revenues and operating margins. In addition, even if we are successful in winning the mandates for such projects, we may experience significant pressure on our operating margins as a result of the competitive bidding process.

Moreover, our ability to maintain or increase pricing is restricted as clients often expect that as we do more business with them, they will receive volume discounts or lower rates. In addition, existing and new customers are also increasingly using third-party consultants with broad market knowledge to assist them in negotiating contractual terms. Any inability to maintain or increase pricing on account of this practice may also adversely impact our revenues, gross profits, operating margins and results of operations.

Uncertain global SAP consulting market conditions may continue to adversely affect demand for our services.

We rely heavily on global demand for ERP services, especially SAP consulting by customers. Any weakness for these ERP services by global customers will adversely affect our revenue projections and hence our profits. SAP AG is adapting itself to the changes in the market especially towards cloud offerings. These changes may lead to SAP losing its market share to other competitors like Oracle, Microsoft, Salesforce and Workday among many other newer players. With these setbacks to SAP, we may face uncertain future due to dramatic changes in the market place which in turn will affect our revenues and profits.

Our success depends largely upon our highly-skilled technology professionals and our ability to hire, attract, motivate, retain and train these personnel.

Our ability to execute projects, maintain our client relationships and acquire new clients depends largely on our ability to attract, hire, train, motivate and retain highly skilled technology professionals, particularly project managers and other mid-level professionals. If we cannot hire, motivate and retain personnel, our ability to bid for projects, obtain new projects and expand our business will be impaired and our revenues could decline.

Increasing worldwide competition for skilled technology professionals and increased hiring by technology companies may affect our ability to hire and retain an adequate number of skilled and experienced technology professionals, which may in turn have an adverse effect on our business, results of operations and financial condition.

In addition, the demands of changes in technology, evolving standards and changing client preferences may require us to redeploy and retrain our technology professionals. If we are unable to redeploy and retrain our technology professionals to keep pace with continuing changes in technology, evolving standards and changing client preferences, this may adversely affect our ability to bid for and obtain new projects and may have a material adverse effect on our business, results of operations and financial condition.

Our strategy to increase our growth through acquisitions may be unsuccessful and could adversely affect our business and results.

As part of our growth strategy, we intend to further acquire other businesses; however, there is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully integrate the business of acquired companies to realize the full benefits of the combined businesses.

While we recently acquired Ameri California, Ameri Arizona, Virtuoso and Bigtech in connection with our growth strategy to acquire other businesses, we can provide no assurance that we will identify appropriate acquisition targets, successfully complete any future acquisitions or successfully integrate the business of companies we do acquire. Even if we successfully acquire a business entity, there is no assurance that our combined business will become profitable. The process of completing the integration of acquired businesses could cause an interruption of, or loss of momentum in, the activities of our company and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the pursuit of business acquisitions and the integration of acquired businesses, and the incurrence of significant, acquisition related costs in connection with proposed and completed acquisitions, could have an adverse effect on our business, financial condition or results of operations.

We face intense competition from other service providers.

We are subject to intense competition in the industry in which we operate which may adversely affect our results of operations, financial condition and cash flows. We operate in a highly competitive industry, which is served by numerous global, national, regional and local firms. Our industry has experienced rapid technological developments, changes in industry standards and customer requirements. The principal competitive factors in the IT markets include the range of services offered, size and scale of service provider, global reach, technical expertise, responsiveness to client needs, speed in delivery of IT solutions, quality of service and perceived value. Many companies also choose to perform some or all of their back-office IT and IT-enabled operations internally. Such competitiveness requires us to keep pace with technological developments and maintains leadership; enhance our service offerings, including the breadth of our services and portfolio, and address increasingly sophisticated customer requirements in a timely and cost-effective manner.

We market our service offerings to large and medium-sized organizations. Generally, the pricing for the projects depends on the type of contract, which includes time and material contracts, annual maintenance contracts (fixed time frame), fixed price contracts and transaction price based contracts. The intense competition and the changes in the general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain services or provide services that the marketplace considers more valuable, we may need to lower prices or offer other favorable terms in order to compete successfully. Any broad-based change to our prices and pricing policies could cause revenues to decline and may reduce margins and could adversely affect results of operations, financial condition and cash flows. Some of our competitors may bundle software products and services for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that we can charge for certain services. If we do not adapt our pricing models to reflect changes in customer use of our services or changes in customer demand, our revenues and cash flows could decrease.

Our competitors may have significantly greater financial, technical and marketing resources and greater name recognition and, therefore, may be better able to compete for new work and skilled professionals. Similarly, if our competitors are successful in identifying and implementing newer service enhancements in response to rapid changes in technology and customer preferences, they may be more successful at selling their services. If we are unable to respond to such changes our results of operations may be harmed. Further, a client may choose to use its own internal resources rather than engage an outside firm to perform the types of services we provide. We cannot be certain that we will be able to sustain our current levels of profitability or growth in the face of competitive pressures, including competition for skilled technology professionals and pricing pressure from competitors employing an on-site/offshore business model.

In addition, we may face competition from companies that increase in size or scope as the result of strategic alliances such as mergers or acquisitions. These transactions may include consolidation activity among hardware manufacturers, software companies and vendors and service providers. The result of any such vertical integration may be greater integration of products and services that were once offered separately by independent vendors. Our access to such products and services may be reduced as a result of such an industry trend, which could adversely affect our competitive position. These types of events could have a variety of negative effects on our competitive position and our financial results, such as reducing our revenue, increasing our costs, lowering our gross margin percentage and requiring us to recognize impairments on our assets.

Our business could be adversely affected if we do not anticipate and respond to technology advances in our industry and our clients’ industries.

The IT and global outsourcing and SAP consulting services industries are characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. Our success will depend in part on our ability to develop IT solutions that keep pace with industry developments. We may not be successful in addressing these developments on a timely basis or at all. In addition, products or technologies developed by others may not render our services noncompetitive or obsolete. Our failure to address these developments could have a material adverse effect on our business, results of operations, financial condition and cash flows.

A significant number of organizations are attempting to migrate business applications to advanced technologies. As a result, our ability to remain competitive will be dependent on several factors, including our ability to develop, train and hire employees with skills in advanced technologies, breadth and depth of process and technology expertise, service quality, knowledge of industry, marketing and sales capabilities. Our failure to hire, train and retain employees with such skills could have a material adverse impact on our business. Our ability to remain competitive will also be dependent on our ability to design and implement, in a timely and cost- effective manner, effective transition strategies for clients moving to advanced architectures. Our failure to design and implement such transition strategies in a timely and cost-effective manner could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our operations and assets in India expose us to regulatory, economic, political and other uncertainties in India, which could harm our business.

We have an offshore presence in India where a number of our technical professionals are located. In the past, the Indian economy has experienced many of the problems confronting the economies of developing countries, including high inflation and varying gross domestic product growth. Salaries and other related benefits constitute a major portion of our total operating costs. Many of our employees based in India where our wage costs have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, and this has been one of our competitive advantages. However, wage increases in India or other countries where we have our operations may prevent us from sustaining this competitive advantage if wages increase. We may need to increase the levels of our employee compensation more rapidly than in the past to retain talent. If such events occur, we may be unable to continue to increase the efficiency and productivity of our employees and wage increases in the long term may reduce our profit margins.

Our clients may seek to reduce their dependence on India for outsourced IT services or take advantage of the services provided in countries with labor costs similar to or lower than India.

Clients which presently outsource a significant proportion of their IT services requirements to vendors in India may, for various reasons, including in response to rising labor costs in India and to diversify geographic risk, seek to reduce their dependence on one country. We expect that future competition will increasingly include firms with operations in other countries, especially those countries with labor costs similar to or lower than India, such as China, the Philippines and countries in Eastern Europe. Since wage costs in our industry in India are increasing, our ability to compete effectively will become increasingly dependent on our reputation, the quality of our services and our expertise in specific industries. If labor costs in India rise at a rate that is significantly greater than labor costs in other countries, our reliance on the labor in India may reduce our profit margins and adversely affect our ability to compete, which would, in turn, have a negative impact on our results of operations.

Our business could be materially adversely affected if we do not or are unable to protect our intellectual property or if our services are found to infringe upon or misappropriate the intellectual property of others.

Our success depends in part upon certain methodologies and tools we use in designing, developing and implementing applications systems in providing our services. We rely upon a combination of nondisclosure and other contractual arrangements and intellectual property laws to protect confidential information and intellectual property rights of ours and our third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. The steps we take in this regard may not be adequate to deter misappropriation of proprietary information and we may not be able to detect unauthorized use of, protect or enforce our intellectual property rights. At the same time, our competitors may independently develop similar technology or duplicate our products or services. Any significant misappropriation, infringement or devaluation of such rights could have a material adverse effect upon our business, results of operations, financial condition and cash flows.

Litigation may be required to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly. Although we believe that our services do not infringe or misappropriate on the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, defense against these claims, even if not meritorious, could be expensive and divert our attention and resources from operating our company. A successful claim of intellectual property infringement against us could require us to pay a substantial damage award, develop non-infringing technology, obtain a license or cease selling the products or services that contain the infringing technology. Such events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any disruption in the supply of power, IT infrastructure and telecommunications lines to our facilities could disrupt our business process or subject us to additional costs.

Any disruption in basic infrastructure, including the supply of power, could negatively impact our ability to provide timely or adequate services to our clients. We rely on a number of telecommunications service and other infrastructure providers to maintain communications between our various facilities and clients in India, the United States and elsewhere. Telecommunications networks are subject to failures and periods of service disruption, which can adversely affect our ability to maintain active voice and data communications among our facilities and with our clients. Such disruptions may cause harm to our clients’ business. We do not maintain business interruption insurance and may not be covered for any claims or damages if the supply of power, IT infrastructure or telecommunications lines is disrupted. This could disrupt our business process or subject us to additional costs, materially adversely affecting our business, results of operations, financial condition and cash flows.

System security risks and cyber-attacks could disrupt our information technology services provided to customers, and any such disruption could reduce our expected revenue, increase our expenses, damage our reputation and adversely affect our stock price and the value of our warrants.

Security and availability of IT infrastructure is of the utmost concern for our business, and the security of critical information and infrastructure necessary for rendering services is also one of the top priorities of our customers.

System security risks and cyber-attacks could breach the security and disrupt the availability of our IT services provided to customers. Any such breach or disruption could allow the misuse of our information systems, resulting in litigation and potential liability for us, the loss of existing or potential clients, damage to our reputation and diminished brand value and could have a material adverse effect on our financial condition.

Our network and our deployed security controls could also be penetrated by a skilled computer hacker or intruder. Further, a hacker or intruder could compromise the confidentiality and integrity of our protected information, including personally identifiable information; deploy malicious software or code like computer viruses, worms or Trojan horses, etc. may exploit any security vulnerabilities, known or unknown, of our information system; cause disruption in the availability of our information and services; and attack our information system through various other mediums.

We also procure software or hardware products from third party vendors that provide, manage and monitor our services. Such products may contain known or unfamiliar manufacturing, design or other defects which may allow a security breach or cyber-attack, if exploited by a computer hacker or intruder, or may be capable of disrupting performance of our IT services and prevent us from providing services to our clients.

In addition, we manage, store, process, transmit and have access to significant amounts of data and information that may include our proprietary and confidential information and that of our clients. This data may include personal information, sensitive personal information, personally identifiable information or other critical data and information, of our employees, contractors, officials, directors, end customers of our clients or others, by which any individual may be identified or likely to be identified. Our data security and privacy systems and procedures meet applicable regulatory standards and undergo periodic compliance audits by independent third parties and customers. However, if our compliance with these standards is inadequate, we may be subject to regulatory penalties and litigation, resulting in potential liability for us and an adverse impact on our business.

We are still susceptible to data security or privacy breaches, including accidental or deliberate loss and unauthorized disclosure or dissemination of such data or information. Any breach of such data or information may lead to identity theft, impersonation, deception, fraud, misappropriation or other offenses in which such information may be used to cause harm to our business and have a material adverse effect on our financial condition, business, results of operations and cash flows.

We must effectively manage the growth of our operations, or our company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process. If funding is available, we intend to increase the scope of our operations and acquire complimentary businesses. Implementing our business plan will require significant additional funding and resources. If we grow our operations, we will need to hire additional employees and make significant capital investments. If we grow our operations, it will place a significant strain on our existing management and resources. If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

Our revenues are concentrated in a limited number of clients and our revenues may be significantly reduced if these clients decrease their IT spending.

Our client contracts are based on time and materials expenses. We do not have long-term client contracts. Our client contracts contain standard payment terms, and our clients only pay us for services rendered. We have limited exposure for non-payment by our clients and do not have any unresolved client debts. While our client contracts can be terminated with little or no notice, it is uncommon for our clients to terminate an engagement in the middle of the implementation of services.

For the twelve-month period ended December 31, 2017 and the six months ended June 30, 2018, sales to five major customers accounted for approximately 43% and 40%, respectively, of our total revenue. Consequently, if our top clients reduce or postpone their IT spending significantly, this may lower the demand for our services and negatively affect our revenues and profitability. Further, any significant decrease in the growth of the financial services or other industry segments on which we focus may reduce the demand for our services and negatively affect our revenues, profitability and cash flows.

Our client contracts can typically be terminated without cause and with little or no notice or penalty, which could negatively impact our revenues and profitability.

Our clients typically retain us on a non-exclusive, project-by-project basis. Many of our client contracts can be terminated with or without cause. Our business is dependent on the decisions and actions of our clients, and there are a number of factors relating to our clients that are outside of our control which might lead to termination of a project or the loss of a client, including:

•	financial difficulties for a client;

•	a change in strategic priorities, resulting in a reduced level of technology spending;

•	a demand for price reductions; or an unwillingness to accept higher pricing due to various factors such as higher wage costs, higher cost of doing business;

•	a change in outsourcing strategy by moving more work to the client’s in-house technology departments or to our competitors;

•	the replacement by our clients of existing software with packaged software supported by licensors;

•	mergers and acquisitions;

•	consolidation of technology spending by a client, whether arising out of mergers and acquisitions, or otherwise; and

•	sudden ramp-downs in projects due to an uncertain economic environment.

Our inability to control the termination of client contracts could have a negative impact on our financial condition and results of operations.

Our engagements with customers are typically singular in nature and do not necessarily provide for subsequent engagements.

Our clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific projects, rather than on a recurring basis under long-term contracts. Although a substantial majority of our revenues are generated from repeat business, which we define as revenues from a client who also contributed to our revenues during the prior fiscal year, our engagements with our clients are typically for projects that are singular in nature. Therefore, we must seek out new engagements when our current engagements are successfully completed or terminated, and we are constantly seeking to expand our business with existing clients and secure new clients for our services. In addition, in order to continue expanding our business, we may need to significantly expand our sales and marketing group, which would increase our expenses and may not necessarily result in a substantial increase in business. If we are unable to generate a substantial number of new engagements for projects on a continual basis, our business and results of operations would likely be adversely affected.

Our results of operations may fluctuate from quarter to quarter, which could affect our business, financial condition and results of operations.

Our results of operations may fluctuate from quarter to quarter depending upon several factors, some of which are beyond our control. These factors include the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and the mix of time-and-material projects versus fixed price deliverable projects and maintenance projects during the quarter. Additionally, periodically our cost increases due to both the hiring of new employees and strategic investments in infrastructure in anticipation of future opportunities for revenue growth.

These and other factors could affect our business, financial condition and results of operations, and this makes the prediction of our financial results on a quarterly basis difficult. Also, it is possible that our quarterly financial results may be below the expectations of public market analysts.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price and the value of our warrants to suffer.

If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals. We do not currently maintain key man insurance. If we were to lose any of our key personnel, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect its operations.

We must comply with all applicable international trade, customs, export controls and economic sanctions laws and regulations of the United States and other countries. We are also subject to the Foreign Corrupt Practices Act and other anti-bribery laws that generally bar bribes or unreasonable gifts to foreign governments or officials. Changes in trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs. Violation of these laws or regulations could result in sanctions or fines and could have a material adverse effect on our financial condition, results of operations and cash flows.

Our income tax returns are subject to review by taxing authorities, and the final determination of our tax liability with respect to tax audits and any related litigation could adversely affect our financial results.

Although we believe that our tax estimates are reasonable and that we prepare and submit our tax filings on a timely basis and in accordance with all applicable tax laws, the final determination with respect to any tax audits, and any related litigation, could be materially different from our estimates or from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on operating results and/or cash flows in the periods for which that determination is made. In addition, future period earnings may be adversely impacted by litigation costs, settlements, penalties and/or interest assessments.

Failure of our customers to pay the amounts owed to us in a timely manner may adversely affect our financial condition and operating results.

We generally provide payment terms ranging from 30 to 60 days. As a result, we generate significant accounts receivable from sales to our customers, representing approximately 60% of current assets as of December 31, 2017 and approximately 83% of current assets as of June 30, 2018. Accounts receivable from sales to customers were $8.8 million as of December 31, 2017 and $7.9 million as of June 30, 2018. As of June 30, 2018, the largest amount owed by a single customer was approximately 9% of total accounts receivable. As of June 30, 2018, we had no allowance for doubtful accounts. If any of our significant customers have insufficient liquidity, we could encounter significant delays or defaults in payments owed to us by such customers, and we may need to extend our payment terms or restructure the receivables owed to us, which could have a significant adverse effect on our financial condition. Any deterioration in the financial condition of our customers will increase the risk of uncollectible receivables. Global economic uncertainty could also affect our customers’ ability to pay our receivables in a timely manner or at all or result in customers going into bankruptcy or reorganization proceedings, which could also affect our ability to collect our receivables.

If we are unable to collect our dues or receivables from or invoice our unbilled services to our clients, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payments from our clients of the amounts they owe us for work performed. We evaluate the financial condition of our clients and usually bill and collect on relatively short cycles. Macroeconomic conditions, such as a potential credit crisis in the global financial system, could result in financial difficulties for our clients, including limited access to the credit markets, insolvency or bankruptcy. Such conditions could cause clients to delay payment, request modifications of their payment terms, or default on their payment obligations to us, all of which could increase our receivables. If we experience delays in the collection of, or are unable to collect, our client balances, our results of operations and cash flows could be adversely affected. In addition, if we experience delays in billing and collection for our services, our cash flows could be adversely affected.

Goodwill that we carry on our balance sheet could give rise to significant impairment charges in the future.

Goodwill is subject to impairment review at least annually. Impairment testing under standards as issued by the Financial Accounting Standards Board may lead to impairment charges in the future. Any significant impairment charges could have a material adverse effect on our results of operations.

Our revenue and operating results may be affected by the rate of growth in the use of technology in business and the type and level of technology spending by our clients.

Our business depends, in part, upon continued reliance on the use of technology in business by our clients and prospective clients as well as their customers and suppliers. In particular, the success of our new service offerings requires continued demand for such services and our ability to meet this demand in a cost-effective manner. In challenging economic environments, our clients may reduce or defer their spending on new technologies in order to focus on other priorities and prospective clients may decide not to engage our services. Also, many companies have already invested substantial resources in their current means of conducting commerce and exchanging information, and they may be reluctant or slow to adopt new approaches that could disrupt existing personnel, processes and infrastructures. If the growth of technology usage in business, or our clients’ spending on such technology, declines, or if we cannot convince our clients or potential clients to embrace new technological solutions, our revenue and operating results could be adversely affected.

Our business will suffer if we fail to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and the industries on which we focus.

The ERP services market is characterized by rapid technological changes, evolving industry standards, changing client preferences and new product and service introductions. Our future success will depend on our ability to anticipate these advances and enhance our existing offerings or develop new product and service offerings to meet client needs. We may not be successful in anticipating or responding to these advances on a timely basis, or, if we do respond, the services or technologies we develop may not be successful in the marketplace. We may also be unsuccessful in stimulating customer demand for new and upgraded products, or seamlessly managing new product introductions or transitions. Further, products, services or technologies that are developed by our competitors may render our services non-competitive or obsolete. Our failure to address the demands of the rapidly evolving information technology environment, particularly with respect to digital technology, the internet of things, artificial intelligence, cloud computing and storage, mobility and applications and analytics, could have a material adverse effect on our business, results of operations and financial condition.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our international operations subject us to exposure to foreign currency fluctuations.

We have operations in three countries and as we expand our international operations, more of our customers pay us in foreign currencies. Transactions in currencies other than U.S. dollars subject us to fluctuations in currency exchange rates. Accordingly, changes in exchange rates between the U.S. dollar and other currencies could have a material adverse effect on our revenues and net income, which may in turn have a negative impact on our business, results of operations, financial condition and cash flows. The exchange rate between the U.S. dollar and other currencies has changed substantially in recent years and may fluctuate in the future. We expect that the vast majority of our revenues will continue to be generated in U.S. dollars for the foreseeable future and that a significant portion of our expenses, including personnel costs, as well as capital and operating expenditures, will continue to be denominated in other currencies such as Indian Rupee. The hedging strategies that we may implement in the future to mitigate foreign currency exchange rate risks may not reduce or completely offset our exposure to foreign exchange rate fluctuations and may expose our business to unexpected market, operational and counterparty credit risks. Accordingly, we may incur losses from our use of foreign exchange derivate contracts that could have a material adverse effect on our business, results of operations and financial condition.

Acquisitions, expansions or infrastructure investments may require us to increase our level of indebtedness or issue additional equity.

As we continue to consummate additional acquisition opportunities, undertake additional expansion activities or make substantial investments in our infrastructure, our capital needs continue to expand. Accordingly, we may need to draw down additional borrowings under our credit facility or access public or private debt or equity markets. There can be no assurance, however, that we will be successful in raising additional debt or equity, or that we will be able to raise such funds on terms that we would consider acceptable.

An increase in the level of indebtedness, if any, could, among other things:

•	make it difficult for us to obtain financing in the future for acquisitions, working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for or reacting to changes in our business;

•	limit our ability to pay dividends;

•	make us more vulnerable in the event of a downturn in our business; and

•	affect certain financial covenants with which we must comply in connection with our credit facilities.

Additionally, any further equity offering would dilute your ownership interest in our company.

Our earnings and financial condition may be negatively impacted by certain tax related matters.

We are subject to income taxes in the United States and numerous foreign jurisdictions. Our provision for income taxes and cash tax liability could be adversely affected by numerous factors, including income before taxes being lower than anticipated in countries with lower statutory tax rates and higher than anticipated in countries with higher statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in accounting principles or interpretations and changes in tax laws. Certain jurisdictions, including the United States, are actively contemplating tax reform and tax policy changes. Any of these changes could adversely impact our results of operations and financial condition in future periods. In addition, our income tax returns are subject to examination in the jurisdictions in which we operate. An unfavorable outcome of one or more of these examinations may have an adverse effect on our business, results of operations and financial condition.

International hostilities, terrorist activities, other violence or war, natural disasters, pandemics and infrastructure disruptions, could delay or reduce the number of new service orders we receive and impair our ability to service our customers, thereby adversely affecting our business, results of operations and financial condition.

Hostilities involving acts of terrorism, violence or war, natural disasters, global health risks or pandemics or the threat or perceived potential for these events could materially adversely affect our operations and our ability to provide services to our customers. Such events may cause customers to delay their decisions on spending for information technology, consulting, and business process services and give rise to sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our personnel and to our and our customers’ physical facilities and operations around the world. Additionally, by disrupting communications and travel, giving rise to travel restrictions, and increasing the difficulty of obtaining and retaining highly-skilled and qualified personnel, these events could make it difficult or impossible for us to deliver services to some or all of our customers. The majority of our employees are located in India, and the vast majority of our technical professionals in the United States and Canada are Indian nationals who are able to work in the United States and Europe only because they hold current visas and work permits. Any inability to travel could cause us to incur additional unexpected costs and expenses or could impair our ability to retain the skilled professionals we need for our operations. In addition, any extended disruptions of electricity, other public utilities or network services at our facilities could also adversely affect our ability to serve our customers.

Hostilities involving the United States, Canada and India where we provide services to our customers, and other acts of terrorism, violence or war, natural disasters, global health risks or pandemics may reduce the demand for our services and negatively affect our revenues. If we fail to defend against any of these occurrences, we might be unable to protect our people, facilities and systems. If these disruptions prevent us from effectively serving our customers, our business, results of operations and financial condition could be adversely affected.

Anti-outsourcing legislation, if adopted, and negative perceptions associated with offshore outsourcing could impair our ability to service our customers and adversely affect our business, results of operations and financial condition.

The issue of companies outsourcing services to organizations operating in other countries is a topic of political discussion in the United States, which is our largest market. For example, a number of measures aimed at limiting or restricting outsourcing by U.S. companies have been put forward for consideration by the U.S. Congress and in various state legislatures to address concerns over the perceived association between offshore outsourcing and the loss of jobs domestically. Further, the current U.S. administration or Congress may seek to limit outsourcing by U.S. companies. If enacted, such measures may broaden existing restrictions on outsourcing by federal and state government agencies and on government contracts with firms that outsource services directly or indirectly, or impact private industry with measures that include tax disincentives, fees or penalties, intellectual property transfer restrictions, mandatory government audit requirements, and new standards that have the effect of restricting the use of certain business and/or work visas. In the event that any of these measures become law, our ability to provide services to our customers could be impaired, which could adversely affect our business, results of operations and financial condition.

In addition, from time to time there has been publicity about negative experiences associated with offshore outsourcing, such as domestic job loss and theft and misappropriation of sensitive customer data, particularly involving service providers in India. Current or prospective customers may elect to perform certain services themselves or may be discouraged from utilizing global service delivery providers due to negative perceptions that may be associated with using global service delivery models or firms. Any slowdown or reversal of existing industry trends toward global service delivery would seriously harm our ability to compete effectively with competitors that provide the majority of their services from within the country in which our customers operate.

Restrictions on immigration may affect our ability to compete for and provide services to customers, which could hamper our growth and cause our revenues to decline.

Our future success continues to depend on our ability to attract and retain employees with technical and project management skills, including those from developing countries, especially India. The ability of foreign nationals to work in the United States, depends on their and our ability to obtain the necessary visas and work permits for our personnel who need to travel internationally. If we are unable to obtain such visas or work permits, or if their issuance is delayed or if their length is shortened, we may not be able to provide services to our customers or to continue to provide services on a timely and cost-effective basis, receive revenues as early as expected or manage our delivery centers as efficiently as we otherwise could, any of which could have a material adverse effect on our business, results of operations and financial condition.

Immigration and work permit laws and regulations in the countries in which we have customers are subject to legislative and administrative changes as well as changes in the application of standards and enforcement. For example, the U.S. Congress has been actively considering various proposals that would make extensive changes to U.S. immigration laws regarding the admission of high-skilled temporary and permanent workers. Further, the current U.S. administration or Congress may seek to limit the admission of high-skilled temporary and permanent workers and has issued and may continue to issue executive orders designed to limit immigration. Any such provisions may increase our cost of doing business in the United States and may discourage customers from seeking our services. Our international expansion strategy and our business, results of operations and financial condition may be materially adversely affected if changes in immigration and work permit laws and regulations or the administration or enforcement of such laws or regulations impair our ability to staff projects with professionals who are not citizens of the country where the work is to be performed.

Risk Factors Relating to Our Indebtedness

We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our results of operations and financial condition.

As of August 20, 2018, we had approximately $3.1 million in borrowings outstanding under our senior secured credit facility (the “Credit Facility”), which provides for up to $8 million in principal for revolving loans (the “Revolving Loans”) for general working capital purposes.

In addition, we have an outstanding aggregate of $1.25 million in 8% Convertible Unsecured Promissory Notes (the “2017 Notes”), which were issued to four accredited investors, including one of the Company’s then-directors, Dhruwa N. Rai, and David Luci, who became a director of the Company in February 2018. The 2017 Notes bear interest at 8% per annum until maturity in March 2020, with interest being paid annually on the first, second and third anniversaries of the issuance of the 2017 Notes beginning in March 2018. From and after an event of default and for so long as the event of default is continuing, the 2017 Notes will bear default interest at the rate of 10% per annum. The 2017 Notes can be prepaid by us at any time without penalty.

The 2017 Notes are convertible into shares of our common stock at a conversion price equal to $2.80. The holders of the 2017 Notes have the right, at their option, at any time and from time to time to convert, in part or in whole, the outstanding principal amount and all accrued and unpaid interest under the 2017 Notes into shares of the Company’s common stock at the then applicable conversion price.

The 2017 Notes rank junior to our secured credit facility with Sterling National Bank. The 2017 Notes also include certain negative covenants including, without the investors’ approval, restrictions on dividends and other restricted payments and reclassification of its stock.

Our level of indebtedness may make it difficult to service our debt and may adversely affect our ability to obtain additional financing, use operating cash flow in other areas of our business or otherwise adversely affect our operations.

We have received a notice from our senior secured commercial lender for the termination of our revolving credit facility, which termination could significantly impair our operations and adversely affect our results of operations and financial condition.

On July 9, 2018, we received a Notice of Default and Acceleration of Obligations from Sterling National Bank. The Notice asserted events of default resulting from the Company’s failure to comply with certain financial covenants set forth in the Loan Agreement and the impaired financial condition of the Company. In the Notice, Sterling National Bank declares that all amounts due in respect of its loans shall be due and payable on August 31, 2018, and the Borrowers are required to pay Sterling National Bank all amounts due as obligations on or before the Termination Date. Until the Termination Date, Sterling National Bank will continue to fund the Revolving Loans to the Borrowers at its discretion; however, Sterling National Bank may decline to advance funds to the Borrowers at any time in its sole discretion. It is anticipated that, on the Termination Date, the financing commitments shall terminate and no further loans, advances or other extensions of credit will be made to or for the benefit of the Borrowers.

If the obligations are not satisfied by the Termination Date, all outstanding obligations will bear interest at the default rate under the Loan Agreement and Sterling National Bank may exercise any or all of its rights and remedies under the loan documents, including foreclosing on any and all collateral. While the Notice does not state that Sterling National Bank is presently exercising, or will exercise prior to the Termination Date, its rights and remedies available upon an event of default, it reserves its right to do so at any time in its sole discretion. The exercise of certain remedies may have a material adverse effect on the liquidity, financial condition and results of operations of the Company and could cause the Company to become bankrupt or insolvent.

Our level of indebtedness may make it difficult to repay our debt and may adversely affect our ability to obtain additional financing, use operating cash flow in other areas of our business or otherwise adversely affect our operations. We are currently looking for additional sources of financing, however there is no guarantee that we will have additional financing available to us.

Risks Relating to Our Securities

Our stock price may be volatile, which could result in substantial losses for investors.

The market price of our common stock may be volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;

•	additions or departures of key personnel;

•	sales of our common stock, including management shares;

•	limited availability of freely-tradable “unrestricted” shares of our common stock to satisfy purchase orders and demand;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors;

•	our ability to manage the costs of maintaining adequate internal financial controls and procedures in connection with the acquisition of additional businesses; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

Holders of our warrants will have no rights as a common stockholder until they exercise their warrants and acquire our common stock.

Until a holder of our warrants acquires shares of our common stock upon exercise of such warrants, such holder will have no rights with respect to shares of our common stock issuable upon exercise of the warrants. Upon exercise of warrants by, the holder shall become entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

A significant number of our shares are eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. Certain of our stockholders currently hold shares which are subject to restrictive legends that may be eligible for removal, and if such stockholders complete the process for removal of an applicable restrictive legend, their shares will become freely tradeable.  In addition, over 8.5 million shares are issuable upon exercise of options and warrants (not including the Private Placement Warrants), settlement of restricted stock units and conversion of the 2017 Notes. Pursuant to an effective registration statement, 1,000,000 shares issuable upon exercise of outstanding warrants are freely tradeable unless they are purchased by our “affiliates,” as defined in Rule 144 under the Securities Act. If any options are exercised, restricted stock units are settled or the 2017 Notes are converted, the shares issued upon such exercise, settlement or conversion (as applicable) will also be restricted, but may be sold under Rule 144 after the shares have been held for six months. Sales under Rule 144 may be subject to volume limitations and other conditions.

In addition to the possibility that actual sales of significant amounts of our common stock in the public market could harm our common stock price, the fact that our stockholders have the ability to make such sales could create a circumstance commonly referred to as an “overhang,” in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, could also make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We do not expect to pay dividends in the future. As a result, any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors as our board of directors may consider relevant. In addition, no dividends will be declared or paid or set apart for payment on our common stock unless all accumulated accrued and unpaid dividends in respect of our Series A Preferred Stock are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all past dividend periods with respect to which full dividends were not paid on the Series A Preferred Stock in cash. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We currently have Series A Preferred Stock outstanding and our certificate of incorporation authorizes our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. We currently have 418,626 shares of Series A Preferred Stock outstanding. The Series A Preferred Stock Certificate of Designation provides for (a) the payment in-kind in additional shares of Series A Preferred of dividends for all dividend periods from April 1, 2018 through March 31, 2020 at a rate of 2% per annum of the liquidation preference (the “Adjusted Rate”); and, commencing April 1, 2020, we will pay cash dividends per share at a rate per annum equal to the Adjusted Rate multiplied by the liquidation preference; provided, however, dividends for periods ending after April 1, 2020 may be paid at the election of the Company’s board of directors in-kind through the issuance of additional shares of Series A Preferred for up to four dividend periods in any consecutive 36-month period, determined on a rolling basis. Our Series A Preferred Stock gives its holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of additional series of preferred stock with such rights preferential to the rights of our common stock, including the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

A small number of our stockholders, and their respective affiliates, collectively, control the majority of our voting securities. Accordingly, such stockholders, and their respective affiliates, will have significant influence on the ability to control the Company and the outcome of issues submitted to our stockholders.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We currently have limited research coverage by securities and industry analysts and you should not invest in our common stock in anticipation that we will obtain additional analyst coverage. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our common stock may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our common stock prior to the closing of the proposed acquisition may decline. The market values of our common stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain our listing on The Nasdaq Capital Market and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•
are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•
are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, stock price and the value of our warrants.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. We are required to disclose changes made in our internal controls and procedures on a quarterly basis, and we are required to make internal annual assessments of our internal control over financial reporting pursuant to Section 404. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we no longer qualify as an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we have undertaken various actions, and may need to take additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the Financial Industry Regulatory Agency, the SEC or other regulatory authorities, which could require additional financial and management resources.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) of the Exchange Act. Our management has assessed the effectiveness of our internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Our internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions and dispositions of our assets; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles; providing reasonable assurance that receipts and expenditures are made in accordance with authorizations of management and our directors; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements would be prevented or detected on a timely basis. As a result of this assessment, our management concluded that, as of December 31, 2017, our internal control over financial reporting was not yet effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. This is largely due to the fact that we are acquiring privately held companies as part of our growth strategy and our control procedures over all acquired subsidiaries will not be effective until such time as we are able to fully integrate the acquisition with our company and set processes and procedures for the acquired entities. We are working to improve and harmonize our financial reporting controls and procedures across all of our companies.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•
the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings; and

•
advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Our amended and restated bylaws designate courts in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated bylaws provide that, unless we consent to an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or the Company’s certificate of incorporation or the bylaws, or any action asserting a claim governed by the internal affairs doctrine. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our amended and restated bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	changes in the market for our products;

•	our expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.  Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.  Some factors that could cause actual results to differ include:

•	the level of demand for our products;

•	competition in our markets;

•	our ability to grow and manage growth profitably;

•	our ability to access additional capital;

•	changes in applicable laws or regulations;

•	our ability to attract and retain qualified personnel;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

USE OF PROCEEDS

We are registering shares of our common stock pursuant to registration rights granted to the selling stockholders. We will not receive any of the proceeds from any sale or other disposition of the common stock covered by this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We will receive proceeds upon the cash exercise of the Warrants for which the underlying Warrant Shares are being registered hereunder. Assuming full cash exercise of the Warrants, we would receive proceeds of approximately $7,238,000. We currently intend to use the cash proceeds from any Warrant exercise for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

Our common stock is listed on the Nasdaq Capital Market under the symbol “AMRH”.  The actual offering price by the selling security holders of the shares of Common Stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling security holders or as otherwise described in the section entitled “Plan of Distribution.”

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

The Company’s common stock is currently listed on the Nasdaq Capital Market under the symbol “AMRH”.

The following table sets forth for the periods indicated, the reported high and low closing prices per share for our common stock.

	Common Stock
Period	High	Low
2017:
First Quarter	$6.55	$6.51
Second Quarter	$9.00	$6.51
Third Quarter	$9.00	$6.50
Fourth Quarter	$8.70	$1.39
2018:
First Quarter	$5.88	$1.61
Second Quarter	$1.62	$0.78
Third Quarter	$1.77	$1.11
Fourth Quarter (through October 19, 2018)	$1.41	$1.11

On August 20, 2018, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.53 per share. As of August 20, 2018, we had 670 holders of record of our common stock. This figure does not reflect the beneficial ownership or shares held in nominee name.

Description of Our Common Stock

Holders of our common stock are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Dividend Policy

The Company has not paid any dividends on its common stock to date. It is the present intention of the Company to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate the board of directors declaring any dividends in the foreseeable future on our common stock. In addition, certain of our loan agreements restrict the payment of dividends and the terms of our Series A Preferred Stock may from time to time prevent us from paying cash dividends on our common stock.

PRINCIPAL AND SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Prospectus Summary—Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and the Warrants, and the Company’s engagement of AGP as placement agent for the Private Placement, the selling stockholders have not had any material relationship with us within the past three years.  Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The numbers of shares in the table below do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table sets forth certain information available to us with respect to the beneficial ownership of our common stock as of August 20, 2018, and as adjusted to reflect the sale of our common stock offered by the selling stockholders in this offering, assuming no adjustment and full adjustment of the per share purchase price of the Common Stock and the per share exercise price of the Warrants, and the issuance of additional shares of common stock as a result of such adjustments (the “Adjustments”), by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers;

•	all of our current executive officers and directors as a group; and

•	each selling stockholder

The table lists applicable percentage ownership based on 22,873,447 shares of common stock outstanding as of August 20, 2018. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of August 20, 2018, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

We have based the percentage ownership of our common stock after this offering assuming no Adjustments are made to the per share purchase price of the Common Stock and the per share exercise price of the Warrants, on 22,873,447 shares of our common stock outstanding as of August 20, 2018, assuming full exercise of the Warrants and Placement Agent Warrants on a cash basis and assuming the sale by the selling stockholders in this offering of 5,500,417 Common Stock shares and 4,550,334 shares of our common stock upon exercise of Warrants and the Placement Agent Warrants.

We have based the percentage ownership of our common stock after this offering assuming full Adjustments are made to the per share purchase price of the Common Stock and the per share exercise price of the Warrants, and the issuance of additional shares of common stock as a result of such Adjustments, on 22,873,447 shares of our common stock outstanding as of August 20, 2018, assuming full exercise of the Warrants and Placement Agent Warrants on a cash basis and assuming the sale by the selling stockholders in this offering of 22,758,621 Common Stock shares and 18,356,897 shares of our common stock upon exercise of Warrants and Placement Agent Warrants.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Ameri Holdings, Inc., 5000 Research Court, Suite 750, Suwanee, Georgia 30024.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered if No Adjustments	Shares Beneficially Owned After the Offering if No Adjustments are Made		Number of Shares Offered if Full Adjustments	Shares Beneficially Owned After the Offering if Full Adjustments are Made
Name and Address of Beneficial Owner	Number	Percentage	are Made	Number	Percentage	are Made	Number	Percentage
5% or Greater Stockholders
Lone Star Value Management, LLC(1)	2,296,842	9.6%		2,296,842	7.7%		2,296,842	3.7%
Dhruwa N. Rai(2)	1,164,713	5.0%		1,164,713	4.0%		1,164,713	1.9%
Giri Devanur(3)	1,799,110	7.9%		1,799,110	6.3%		1,799,110	3.0%
Anson Investments Master Fund LP(4)+	2,999,999	12.2%	2,999,999	—	—	12,412,848	—	—
Hudson Bay Master Fund Ltd.(5)+	3,000,001	12.1%	3,000,001	—	—	12,412,856	—	—
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(6)+	3,000,001	12.1%	3,000,001	—	—	12,412,856	—	—
Directors and Named Executive Officers
Srinidhi “Dev” Devanur	6,276,375	27.4%		6,276,375	21.9%		6,276,375	10.4%
Dimitrios J. Angelis(7)	65,990	*		65,990	*		65,990	*
Viraj Patel(8)	25,000	*		25,000	*		25,000	*
Brent Kelton	93,176	*		93,176	*		93,176	*
David Luci(9)	40,574	*		40,574	*		40,574	*
Robert Shawah	400	*		400	*		400	*
James Shad	-	*		-	*		-	*
All current executive officers and directors as a group (7 persons)(7)(8)(9)	6,501,115	28.3%		6,501,115	22.6%		6,501,115	10.8%
Additional Selling Stockholders
A.G.P. / Alliance Global Partners(10)+	150,000	*	150,000	—	—	150,000	—	—
RD Data Solutions, LLC(11)+	900,750	3.79%	900,750	—	—	3,726,958	—	—

*	Represents beneficial ownership of less than 1%.
+	Represents a selling stockholder.
(1)
Includes (A) 1,100,000 shares of common stock reserved for issuance upon the exercise of warrants, held of record by Lone Star Value Investors, LP (“LSVI”) and (B) 1,196,842 shares of common stock held of record by Jeffrey E. Eberwein. Lone Star Value Investors GP, LLC (“Lone Star Value GP”), the general partner of LSVI and Lone Star Value Management, the investment manager of LSVI, may be deemed to beneficially own the 1,113,910 shares held by LSVI. Jeffrey E. Eberwein as the managing member of Lone Star Value GP may be deemed to beneficially own the 1,113,910 shares held by LSVI. Mr. Eberwein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Mr. Eberwein, LSVI, Lone Star Value GP and Lone Star Value Management is 53 Forest Avenue, 1st Floor, Old Greenwich, CT 06870.

(2)	Consists of 1,164,713 shares of common stock and 357,143 shares of common stock issuable upon the conversion of a $1,000,000 convertible promissory note with a conversion price of $2.80 per share.
(3)	Consists of 1,761,989 shares of common stock and 37,121 shares of common stock issuable upon the exercise of warrants that are currently exercisable.
(4)
The ownership of Anson Investments Master Fund LP (“Anson”) is subject to a 9.99% ownership blocker, pursuant to which shares of our common stock may not be issued, whether pursuant to the Initial Securities Purchase Agreement or Warrants, to the extent such issuance would cause Anson to beneficially own more than 9.99% of our outstanding common stock.  The share ownership numbers and percentages for Anson in the table above do not reflect this 9.99% blocker.  Pursuant to a Schedule 13G filed by Anson on August 9, 2018, Anson reported beneficial ownership of 2,501,773 shares of Common Stock held. That amount consists of (i) 1,250,000 shares of Common Stock and (ii) 1,251,773 shares of Common Stock receivable by Anson upon conversion of 1,251,773 presently held Warrants. To the extent the our stockholders approve the issuance of more than 20% of our outstanding shares of common stock in connection with the Private Placement, the number of shares of our common stock that will become issuable to Anson Investments Master Fund LP will increase.  Anson Advisors Inc. and Anson Funds Management LP, the co-investment advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave., George Town, Grand Cayman.

(5)
The ownership of Hudson Bay Master Fund Ltd. is subject to a 9.99% ownership blocker, pursuant to which shares of our common stock may not be issued, whether pursuant to the Initial Securities Purchase Agreement or Warrants, to the extent such issuance would cause Hudson Bay Master Fund Ltd. to beneficially own more than 9.99% of our outstanding common stock.  The share ownership numbers and percentages for Hudson Bay Master Fund Ltd. in the table above do not reflect this 9.99% blocker.  As of August 20, 2018, Hudson Bay Master Fund Ltd. owns 1,000,000 outstanding shares of our common stock and Warrants to purchase 2,000,001 shares of our common stock without giving effect to any Adjustment.  To the extent the our stockholders approve the issuance of more than 20% of our outstanding shares of common stock in connection with the Private Placement, the number of shares of our common stock that will become issuable to Hudson Bay Master Fund Ltd. will increase. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.  The principal business address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(6)
The ownership of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B is subject to a 4.99% ownership blocker, pursuant to which shares of our common stock may not be issued, whether pursuant to the Initial Securities Purchase Agreement or Warrants, to the extent such issuance would cause Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B to beneficially own more than 4.99% of our outstanding common stock.  The share ownership numbers and percentages for Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B in the table above do not reflect this 4.99% blocker.  As of August 20, 2018, Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B owns 1,000,000 outstanding shares of our common stock and Warrants to purchase 2,000,001 shares of our common stock without giving effect to any Adjustment.  To the extent the our stockholders approve the issuance of more than 20% of our outstanding shares of common stock in connection with the Private Placement, the number of shares of our common stock that will become issuable to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B will increase.  Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 222 Broadway, 19th Floor, New York, NY 10038.

(7)	Consists of 40,990 shares of common stock and 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days.
(8)	Consists of 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days.
(9)
Consists of 2,430 shares of common stock, 2,430 shares of common stock issuable upon the exercise of warrants that are currently exercisable and 35,714 shares of common stock issuable upon the conversion of a $100,000 convertible promissory note with a conversion price of $2.80 per share.

(10)
Consists of 150,000 shares of common stock issuable upon the exercise of warrants that are exercisable within 60 days. A.G.P. / Alliance Global Partners, a broker-dealer registered with the SEC and FINRA, served as the placement agent for our Private Placement and received the warrant (which is not subject to adjustment for changes to the Company’s stock price) for 150,000 shares of our common stock as compensation for acting as the placement agent. The placement agent did not serve as an underwriter of the securities offered in the Private Placement and is not an underwriter of the Warrant Shares.

(11)
The ownership of RD Data Solutions, LLC is subject to a 4.99% ownership blocker, pursuant to which shares of our common stock may not be issued, whether pursuant to the Second Securities Purchase Agreements or Warrants, to the extent such issuance would cause RD Data Solutions, LLC to beneficially own more than 4.99% of our outstanding common stock.  The share ownership numbers and percentages for RD Data Solutions, LLC in the table above do not reflect this 4.99% blocker.  As of August 20, 2018, RD Data Solutions, LLC owns Warrants to purchase 900,750 shares of our common stock, subject to stockholder approval.  To the extent the NASDAQ 20% Issuance Proposal is approved, the number of shares of our common stock that will become issuable to RD Data Solutions, LLC will increase as described above in this proxy statement. Reuben D’Souza, the Chief Executive Officer and member of RD Data Solutions, LLC, has voting and investment power over these securities. Each of RD Data Solutions, LLC and Reuben D’Souza disclaims beneficial ownership over these securities.  The principal business address of RD Data Solutions, LLC is 2608 Avalon Drive, Lewisville, TX 75056.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Olshan Frome Wolosky LLP of New York, New York. Certain members of Olshan Frome Wolosky LLP own securities of the Company.

EXPERTS

Our audited condensed consolidated financial statements as of December 31, 2017 and 2016 and for the years then ended are included herein in reliance on the reports of Ram Associates, an independent registered public accounting firm, on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Room 1580 Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at Ameri Holdings, Inc., Attention: Corporate Secretary, 5000 Research Court, Suite 750, Suwanee, Georgia 30024 or telephoning us at (770) 935-4152.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.ameri100.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-38286):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 2, 2018, and the amendment thereto on Form 10-K/A filed with the SEC on April 30, 2018;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018, filed with the SEC on May 15, 2018 and August 14, 2018, respectively;

•
our Current Reports on Form 8-K filed with the SEC on January 18, 2018, January 24, 2018, February 14, 2018, March 2, 2018, May 11, 2018, June 26, 2018, July 13, 2018, July 30, 2018, August 17, 2018, August 22, 2018, August 31, 2018, September 9, 2018, October 5, 2018 and October 17, 2018;

•	our preliminary Proxy Statement on Schedule 14A filed with the SEC on July 2, 2018;

•	our preliminary Proxy Statement on Schedule 14A filed with the SEC on August 10, 2018;

•	our definitive Proxy Statement on Schedule 14A filed with the SEC on July 16, 2018;

•	our definitive Proxy Statement on Schedule 14A filed with the SEC on August 22, 2018; and

•	the description of our Series A Preferred Stock contained in our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 16, 2018.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement; and (ii) the date of this prospectus and prior to the termination or completion of this offering, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that was furnished and deemed by the rules of the SEC not to have been filed shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference in that information. You should direct any requests for documents to Ameri Holdings, Inc., Attn: Corporate Secretary, 5000 Research Court, Suite 750, Suwanee, Georgia 30024.

You also may access these filings on our website at www.ameri100.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with this offering.  All of the amounts shown are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC Registration Fee	$7,832
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	10,000
Other	15,000
Total	$57,832

We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws.  The selling security holder, however, will bear all commissions and discounts, if any, attributable to its sale of securities.

Item 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Item 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the past two years, we sold the following securities without registration under the Securities Act:

2016 Issuances

On April 20, 2016, we entered into a Stock Purchase Agreement with Dhruwa N. Rai, an investor identified by the Company and who subsequently served as a director of the Company from May 10, 2016 to February 12, 2018, pursuant to which Mr. Rai purchased 500,000 restricted shares of our common stock from us at a price per share of $6.00 for aggregate consideration to us of $3,000,000.  Mr. Rai made representations to us regarding his knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares he purchased.

On June 23, 2016, we entered into a definitive agreement to purchase Bigtech. The acquisition of Bigtech was effective as of July 1, 2016, and as part of the consideration paid for the acquisition, we delivered to Bigtech’s two former shareholders and officers warrants for the purchase of an aggregate 51,000 restricted shares of our common stock.  Pursuant to the terms of the warrants, the former Bigtech shareholders acknowledged that the warrants represented unregistered securities that may not be sold or offered except pursuant to an effective registration statement and that any shares issued upon exercise of the warrants would be restricted and held for each such former shareholder’s own account.

On July 22, 2016, we issued 101,250 restricted shares of our common stock to the former sole member and chief executive officer of Virtuoso as part of the total consideration for the acquisition of Virtuoso .The shares were issued with a value of $6.51 per share.  The former sole member of Virtuoso made representations to us regarding his knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares he received.

On July 29, 2016, we became obligated to issue 1,600,000 restricted shares of our common stock to the three former members and managing partners of Ameri Arizona as part of the total consideration for the acquisition of Ameri Arizona.  The restricted shares are to be issued on July 29, 2018 or upon a change of control of the Company (whichever occurs earlier).  The former members of Ameri Arizona made representations to us regarding their knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares they received.

On September 1, 2016, we issued 299,250 restricted shares of common stock to Srinidhi “Dev” Devanur, our Executive Chairman, in connection with the completion of our acquisition of Ameri India on July 1, 2016, pursuant to the terms of a Stock Purchase Agreement dated May 26, 2015.  Mr. Devanur previously made representations to us regarding his knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares he acquired.

On December 30, 2016, the Company entered into the Exchange Agreement with Lone Star Value Investors, LP (“LSVI”), pursuant to which a convertible note previously issued to LSVI was returned to the Company and cancelled in exchange for 363,611 shares of the Company’s Series A Preferred Stock, which is non-convertible and perpetual preferred stock of the Company. As a result of the exchange transaction, no principal or interest remained outstanding or payable under the LSVI convertible note and the LSVI convertible note was no longer convertible into shares of common stock of the Company.

2017 Issuances

On January 27, 2017, the Company issued 33,333 restricted shares of its common stock its legal counsel, Olshan Frome Wolosky LLP (“Olshan”), in exchange for the cancellation of a portion of accrued and unpaid legal fees owed by the Company to Olshan.  Each of the Olshan partners who received restricted shares is a sophisticated investor with knowledge and experience of financial and business matters related to an investment in the Company’s securities.  In addition, restricted shares bear transfer restrictions and the recipients acquired such securities for their own respective accounts without a view to resell or distribute them.

On March 7, 2017, we completed the sale and issuance of an aggregate of $1,250,000 in 8% Convertible Unsecured Promissory Notes (the “2017 Notes”) to four accredited investors, including one of the Company’s then-directors, Dhruwa N. Rai, and David Luci, who became a director of the Company in February 2018. The 2017 Notes were issued pursuant to Securities Purchase Agreements with each investor, pursuant to which each investor purchased its 2017 Note from the Company. The 2017 Notes will bear interest at 8% per annum until maturity in March 2020, with interest being paid annually on the first, second and third anniversaries of the issuance of the 2017 Notes beginning in March 2018. From and after an event of default and for so long as the event of default is continuing, the 2017 Notes will bear default interest at the rate of 10% per annum. The 2017 Notes can be prepaid by us at any time without penalty.

The 2017 Notes are convertible into shares of our common stock at a conversion price equal to $2.80. The 2017 Notes rank junior to our secured credit facility with Sterling National Bank. The 2017 Notes also include certain negative covenants including, without the investors’ approval, restrictions on dividends and other restricted payments and reclassification of its stock. The 2017 Notes purchasers made representations to us regarding their knowledge and experience, ability to bear economic risk and investment purpose with respect to the 2017 Notes they purchased.  Pursuant to the terms of the 2017 Notes purchase agreement, the purchasers acknowledged that the 2017 Notes represented unregistered securities that may not be sold or offered except pursuant to an effective registration statement and that any shares issued upon conversion of the 2017 Notes would be restricted and held for each holder’s own account.

On March 10, 2017, we issued 576,923 restricted shares of our Common Stock to the nine former stockholders of ATCG as part of the total consideration for the acquisition of ATCG. The shares were issued with a value of $6.50 per share. The former stockholders of ATCG made representations to us regarding their knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares they received.

2018 Issuances

On January 16, 2018, we issued an aggregate of 238,891 restricted shares of our common stock issued with a value of $2.69 per share, as well as 89,250 restricted shares of our common stock issued with a value of $2.64 per share, to four former owners of certain of our acquired subsidiaries as payment of earn-outs achieved by them pursuant to the terms of their respective purchase agreement (in each of which the former owners previously made representations to us regarding their knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares they received).

On February 8, 2018, we issued 95,000 restricted shares of our common stock to the former sole member of Virtuoso as part of the total consideration for the acquisition of Virtuoso. The shares were issued with a value of $2.55 per share. The former sole member of Virtuoso previously made representations to us regarding his knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares he received.

On February 9, 2018, we issued an aggregate of 283,344 restricted shares of our common stock issued with a value of $2.136 per share, to five former stockholders of ATCG as payment of an earn-out achieved by them pursuant to the terms of the ATCG purchase agreement. The former stockholders of ATCG previously made representations to us regarding their knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares they received.

On July 5, 2018, we issued an aggregate of 51,000 restricted shares of our common stock to the former shareholders of Bigtech upon their exercise of warrants issued to them as part of the total consideration for the acquisition of Bigtech. The warrants were exercised at a price of $0.01 per share. The former shareholders of Bigtech previously made representations to us regarding their knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares they received.

On July 20, 2018, we issued 221,449 restricted shares of our common stock to a former member of Ameri Arizona as payment of an earn-out achieved by him pursuant to the terms of the Ameri Arizona purchase agreement. The shares were issued with a value of $1.07 per share. The former member of Ameri Arizona previously made representations to us regarding his knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares he received.

On July 30, 2018, we issued 560,000 restricted shares of our common stock issued with a value of $2.40 per share, to a former member of Ameri Arizona as part of the total consideration owed to him for the acquisition of Ameri Arizona.  The former member of Ameri Arizona previously made representations to us regarding his knowledge and experience, ability to bear economic risk and investment purpose with respect to the restricted shares he received.

2018 Private Placement

On July 25, 2018, we entered into a securities purchase agreement (the “Initial Securities Purchase Agreement”) with certain institutional and accredited investors (“Initial Purchasers”) for the sale of 5,000,000 shares of our common stock (“Initial Shares”) and warrants to purchase a total of 4,000,001 shares (“Initial Warrant Shares”) of our common stock (“Initial Purchaser Warrants”) for total consideration of approximately $6,000,000 (“Initial Investment”). On July 30, 2018, we issued an aggregate of 3,250,000 of the Initial Shares to the Initial Purchasers, with the remaining Initial Shares to be issued pursuant to pre-funded Warrants, subject to adjustment.  The $6,000,000 purchase price paid by the Initial Purchasers on July 30, 2018 represents the entire purchase price that will be paid by the Initial Purchasers for the Initial Shares and the Initial Purchaser Warrants (excluding the exercise price to be paid upon the exercise of Initial Purchaser Warrants), even if additional Shares (through the adjustment of a pre-funded warrant) are issued and additional Warrant Shares become issuable upon the occurrence of certain events described below.

On August 21, 2018, we entered into a second securities purchase agreement (the “Second Securities Purchase Agreement”, and together with the Initial Securities Purchase Agreement, the “Purchase Agreements”) with an accredited investor (the “Additional Purchaser”, and with the Initial Purchaser, the “Purchasers”) for the sale of 500,417 shares of our common stock, via a pre-funded warrant (the “Additional Shares”, and with the Initial Shares, the “Common Stock”), and warrants to purchase a total of 400,333 shares (the “Additional Warrant Shares”, and with the Initial Warrant Shares, the “Warrant Shares”) of our common stock (the “Additional Purchaser Warrants”, and with the Initial Purchaser Warrants, the “Purchaser Warrants”) for gross proceeds of approximately $600,000 (the “Additional Investment”). The Additional Investment was made in connection with, and substantially on the same terms and using the same forms as, the private placement of the Initial Shares and Initial Purchaser Warrants (such private placement and the Additional Investment, the “Private Placement”).  The $600,000 purchase price paid by the Additional Purchaser on August 21, 2018 represents the entire purchase price that will be paid by the Additional Purchaser for the Additional Shares and the Additional Purchaser Warrants (excluding the exercise price to be paid upon the exercise of Additional Purchaser Warrants), even if additional Shares (through the adjustment of a pre-funded warrant, all pre-funded warrants with the Purchaser Warrants, the “Warrants”) are issued and additional Warrant Shares become issuable upon the occurrence of certain events described below. As of August 21, 2018, we had issued an aggregate of 3,250,000 of the shares of Common Stock to the Purchasers, and 2,250,417 shares of Common Stock will be issued pursuant to pre-funded Warrants, subject to adjustment.

The initial price per share equaled $1.20 and the initial per share exercise price of the Purchaser Warrants equaled $1.60.  The per share purchase price and the exercise price are subject to adjustment as described below.  The Initial Purchaser Warrants are immediately exercisable, subject to ownership limitations described below, and expire five years after the date of issuance.  The Initial Purchaser Warrants are exercisable on a cashless basis six months after the issuance date if there is no effective registration statement registering the resale of the shares underlying the Initial Purchaser Warrants. The Additional Purchaser was not issued any Shares at the closing of the Additional Investment, due to Nasdaq stock issuance limitations, but the Additional Shares will be issued upon the exercise of a pre-funded warrant for no additional consideration to the Company, subject to stockholder approval. The Additional Purchaser Warrants and the Additional Purchaser’s pre-funded warrant are exercisable following the later of stockholder approval of the Private Placement or the effectiveness of a resale registration statement, subject to ownership limitations described below, and expire five years after the date of issuance. The Warrants contain provisions for the adjustment of the number of shares issuable upon the exercise of the warrant and of the exercise price in the event of stock dividends, splits, mergers, asset sales, tender or exchange offers, reclassifications, reorganizations or recapitalizations, combinations, or the like.

The per share purchase price (through the pre-funded Warrants) and Warrant exercise price will automatically be adjusted lower (the “Price Adjustment”), if applicable, to 80% (with respect to the purchase price of the shares) and 110% (with respect to the exercise price of the Warrants) of the lowest of the average daily prices on the 6 trading days after the date that (i) a registration statement covering the resale of the securities being issued in the transaction is declared effective by the SEC and (ii) our stockholders approve the Private Placement transaction. If all the shares issuable pursuant to the Purchase Agreements are not included in the registration statement, another similar adjustment to the per share purchase price and Warrant exercise price will occur on the date that such shares may be sold pursuant to Rule 144 under the Securities Act. Following any adjustment to the Warrant exercise price, the number of shares that may be issued pursuant to a Warrant will be proportionately increased. In no event will the purchase price or the Warrant exercise price be less than $0.29 per share. In addition, the Warrants have transaction-specific anti-dilution provisions.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised.

We must seek stockholder approval for the Private Placement by September 27, 2018. In the event our stockholders do not approve the Private Placement, we are required to seek stockholder approval again by November 15, 2018 and then every four months until the transaction is approved or until the Warrants have terminated.

A.G.P. / Alliance Global Partners (“AGP”) acted as exclusive placement agent for the issuance and sale of the securities in the Private Placement. We agreed to pay AGP an aggregate fee equal to 7% of the gross proceeds received by us from the sale of the securities in the transaction, plus expenses. We also agreed to grant to AGP or its designees warrants to purchase up to 150,000 shares of our common stock (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable on or after the later of (a) the effective date of the Resale Registration Statement (defined below) and (b) the date that stockholder approval is obtained and deemed effective. The Placement Agent Warrants terminate on July 27, 2022. The Placement Agent Warrants have an exercise price of $1.32 per share. The terms of the Placement Agent Warrants are otherwise substantially similar to the terms of the Private Placement Warrants, except the Placement Agent Warrants have customary anti-dilution provisions and do not have the Price Adjustment mechanism.

The maximum number of shares issuable pursuant to the Private Placement transaction documents was calculated using the “floor price” per share of $0.29 with respect to (i) the total number of shares that were issuable at closing under the Purchase Agreements, not including the pre-funded Warrants and before any adjustments but accounting for the Nasdaq 20% of outstanding shares issuance limitation, (ii) the pre-funded Warrants which may give effect to the Price Adjustment, and (iii) the total number of Warrant Shares issuable upon exercise of the Purchaser Warrants (taking into consideration the effect of the Price Adjustment) and the Placement Agent Warrants (which do not get adjusted for any change in the Company’s stock price). Accordingly, (A) the number of shares of common stock issuable under the Purchase Agreements would have been 22,758,621 ($6,600,000 (the total Private Placement consideration) divided by $0.29 (the floor price)), but due to the Nasdaq 20% limitation only 3,250,000 shares were issued at closing, so (B) the remaining 19,508,621 shares that were paid for at closing (22,758,621 – 3,250,000, assuming the floor price) were accounted for by pre-funded Warrants, (C) the maximum number of shares of common stock issuable under the Warrants and the Placement Agent Warrants is equal to the sum of (i) the warrant coverage of 80% of the shares purchased (80% x 22,758,621 = 18,206,897) and (ii) 150,000 shares of stock that are issuable under the warrant given to the placement agent as part of its consideration for its services, resulting in an aggregate of 18,356,897, and thus (D) the aggregate maximum number of shares issuable pursuant to the Private Placement at the floor price is 22,758,621 + 18,356,897 = 41,115,518.

We received aggregate gross proceeds of approximately $6,600,000 for the purchase of the Common Stock and the Warrants. The Company will not receive any additional consideration in the event the number of Common Stock shares and shares of common stock underlying the Warrants are adjusted. We will, however, receive a maximum of an additional $7,238,000 from the selling stockholders if all of the warrants issued in connection with the Private Placement are exercised on a cash basis.

The foregoing issuances were exempt from registration under Section 4(a)(2) of the Securities Act as sales by an issuer not involving a public offering.  None of the foregoing issuances were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.  In each case, the issuances were made, without any general solicitation or advertising, to a limited number of sophisticated investors with knowledge and experience of financial and business matters related to an investment in the Company’s securities.  In addition, the securities issued in the foregoing issuances were restricted securities bearing transfer restrictions and the recipients acquired such securities for their own respective accounts without a view to resell or distribute them. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.  Accordingly, the foregoing issuances are subject to the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See the Exhibit Index, which follows the signature page and which is incorporated by reference herein.

Item 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)(ii) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on October 22, 2018.

Ameri Holdings, Inc.
(Registrant)
By:	/s/ Brent Kelton
Name	Brent Kelton
Title:	Ameri Holdings, Inc.
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Srinidhi Devanur as his attorney-in-fact and agent, with full power of substitution for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Brent Kelton	Chief Executive Officer	October 19, 2018
Brent Kelton	(Principal Executive Officer)

/s/ Barry Kostiner	Chief Financial Officer	October 22, 2018
Barry Kostiner	(Principal Financial Officer and Principal Accounting Officer)

/s/ David Luci	Director, Chairman	October 22, 2018
David Luci

/s/ Srinidhi Devanur	Director, Executive Vice Chairman	October 22, 2018
Srinidhi Devanur

/s/ James Shad	Director	October 22, 2018
James Shad

/s/ Robert Shawah	Director	October 22, 2018
Robert Shawah

/s/ Dimitrios Angelis	Director	October 22, 2018
Dimitrios J. Angelis

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

2.1
Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015, among Spatializer Audio Laboratories, Inc., Ameri100 Acquisition, Inc. and Ameri & Partners Inc. (filed as Exhibit 2.1 to AMERI Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on May 26, 2015 and incorporated herein by reference).

2.2
Stock Purchase Agreement by and between Ameri Holdings, Inc. and the shareholders of Ameri Consulting Service Private Limited. (filed as Exhibit 10.3 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

2.3
Share Purchase Agreement, dated as of November 20, 2015, by and among Ameri Holdings, Inc., Bellsoft, Inc., and all of the shareholders of Bellsoft (filed as Exhibit 2.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on November 23, 2015 and incorporated herein by reference).

2.4
Agreement of Merger and Plan of Reorganization, dated as of July 22, 2016, by and among Ameri Holdings, Inc., Virtuoso Acquisition Inc., Ameri100 Virtuoso Inc., Virtuoso, L.L.C. and the sole member of Virtuoso, L.L.C. (filed as Exhibit 2.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on July 27, 2016 and incorporated herein by reference).

2.5
Membership Interest Purchase Agreement, dated as of July 29, 2016, by and among Ameri Holdings, Inc., DC&M Partners, L.L.C., all of the members of DCM, Giri Devanur and Srinidhi “Dev” Devanur (filed as Exhibit 2.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on August 1, 2016 and incorporated herein by reference).

2.6
Share Purchase Agreement, dated as of March 10, 2017, by and among Ameri Holdings, Inc., ATCG Technology Solutions, Inc., all of the stockholders of ATCG, and the stockholders’ representative (filed as Exhibit 2.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on March 13, 2017 and incorporated herein by reference).

3.1
Amended and Restated Certificate of Incorporation of Ameri Holdings, Inc. (filed as Exhibit 3.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 23, 2016 and incorporated herein by reference).

3.2
Amended and Restated Certificate of Designation of Rights and Preferences of 9.00% Series A Cumulative Preferred Stock. (filed as Exhibit 3.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on August 17, 2018 and incorporated herein by reference).

3.3
Amended and Restated Bylaws of Ameri Holdings, Inc. (filed as Exhibit 3.2 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 23, 2016 and incorporated herein by reference).

4.1
Form of Certificate Representing Shares of Common Stock of Registrant (filed as Exhibit 4.1 to Ameri Holdings, Inc.’s Registration Statement on Form S-8 filed with the SEC on December 17, 2015 and incorporated herein by reference).

4.2
Form of Common Stock Purchase Warrant issued by Ameri Holdings, Inc. to Lone Star Value Investors, LP, dated May 26, 2015 (filed as Exhibit 4.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

4.3
Common Stock Purchase Warrant, dated May 12, 2016, issued by Ameri Holdings, Inc. to Lone Star Value Investors, LP, dated May 12, 2016 (filed as Exhibit 4.3 to Ameri Holdings, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2016 and incorporated herein by reference).

4.4
Amended and Restated Registration Rights Agreement, dated May 12, 2016, by and between Ameri Holdings, Inc. and Lone Star Value Investors, LP (filed as Exhibit 10.3 to Ameri Holdings, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2016 and incorporated herein by reference).

4.5
Form of 8% Convertible Unsecured Promissory Note due March 2020 (filed as Exhibit 10.2 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on March 8, 2017 and incorporated herein by reference).

4.6
Form of Registration Rights Agreement for 2017 Notes Investors (filed as Exhibit 10.3 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on March 8, 2017 and incorporated herein by reference).

4.7	Form of 6% Unsecured Promissory Note (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on March 13, 2017 and incorporated herein by reference).

4.8	Form of Private Placement Warrant (filed as Exhibit 4.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on July 30, 2018 and incorporated herein by reference).

4.9	Form of Placement Agent Warrant (filed as Exhibit 4.2 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on July 30, 2018 and incorporated herein by reference).

4.10
Form of Warrant Agent Agreement (filed as Exhibit 4.1 to Ameri Holdings, Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-220499) filed with the SEC on November 6, 2017 and incorporated herein by reference).

4.11
Warrant Agent Agreement dated August 16, 2018 between Ameri Holdings, Inc. and Corporate Stock Transfer, Inc. (filed as Exhibit 4.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on August 17, 2018 and incorporated herein by reference).

5.1+	Opinion of Olshan Frome Wolosky LLP.

10.1
Securities Purchase Agreement, dated as of May 26, 2015, by and between Ameri Holdings, Inc. and Lone Star Value Investors, LP. (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.2
Stock Purchase Agreement by and between Ameri Holdings, Inc. and the shareholders of Ameri Consulting Service Private Limited. (filed as Exhibit 10.3 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.3
Employment Agreement, dated as of May 26, 2015, between Giri Devanur and Ameri Holdings, Inc. (filed as Exhibit 10.4 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.4
Employment Agreement, dated as of May 26, 2015, between Srinidhi “Dev” Devanur and Ameri Holdings, Inc. (filed as Exhibit 10.5 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.5	Form of Indemnification Agreement. (filed as Exhibit 10.6 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.6	Form of Option Grant Letter. (filed as Exhibit 10.7 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.7*	2015 Equity Incentive Award Plan. (filed as Exhibit 10.8 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.8	Form of Restricted Stock Unit Agreement (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Quarterly Report on Form 8-K filed with the SEC on November 23, 2015 and incorporated herein by reference).

10.9
Securities Purchase Agreement, dated as of April 20, 2016, by and between Ameri Holdings, Inc. and Dhruwa N. Rai (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on April 21, 2016 and incorporated herein by reference).

10.10
Loan and Security Agreement, dated as of July 1, 2016, by and among Ameri and Partners Inc, Bellsoft, Inc., Ameri Holdings, Inc., Linear Logics, Corp., Winhire Inc, Giri Devanur, the lenders which become a party to the Loan and Security Agreement, and Sterling National Bank, N.A. (a lender and as agent for the lenders) (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on July 7, 2016 and incorporated herein by reference).

10.11
Exchange Agreement, dated as of December 30, 2016, between Ameri Holdings, Inc. and Lone Star Value Investors, LP (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on January 4, 2017 and incorporated herein by reference).

10.12
Form of Securities Purchase Agreement for 2017 Notes Investors (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on March 8, 2017 and incorporated herein by reference).

10.13
Employment Letter, dated April 24, 2016, between Ameri and Partners Inc and Viraj Patel (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on April 25, 2017 and incorporated herein by reference).

10.14
Consent, Waiver and Amendment No. 7 to Loan and Security Agreement, dated as of August 22, 2017, by and among Ameri Holdings, Inc., certain subsidiaries of Ameri Holdings, Inc., Giri Devanur and Sterling National Bank (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on August 28, 2017 and incorporated herein by reference).

10.15
Amendment to 6% Unsecured Promissory Note and Waiver Agreement, dated February 28, 2018, by and between Ameri Holdings, Inc. and Moneta Ventures Fund I, L.P. (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on March 2, 2018 and incorporated herein by reference).

10.16	Amendment Agreement (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 26, 2018 and incorporated herein by reference).

10.17
Private Placement Securities Purchase Agreement dated as of July 25, 2018, by and among AMERI Holdings, Inc. and each purchaser named in the signature pages thereto (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on July 30, 2018 and incorporated herein by reference).

10.18
Private Placement Registration Rights Agreement by and among AMERI Holdings, Inc. and each purchaser named in the signature pages thereto (filed as Exhibit 10.2 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on July 30, 2018 and incorporated herein by reference).

10.19*
First Amendment to the Ameri Holdings, Inc. 2015 Equity Incentive Award Plan (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on August 17, 2018 and incorporated herein by reference).

10.20
Employment Letter, dated October 17, 2018, between Ameri and Partners Inc and Barry Kostiner (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on October 17, 2018 and incorporated herein by reference).

21.1+	List of Subsidiaries.

23.1++	Consent of Ram Associates.

23.2+	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)

24.1++	Power of Attorney (set forth on the signature page of this registration statement).

* Includes compensatory plan or arrangement.

+ Previously filed.
++ Filed herewith.